EXHIBIT 99.1
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                    Viacom will not extend CVR maturity date


     New York, New York, June 27, 1995 -- Viacom Inc. (AMEX: VIA and VIAB) announced today that it will not extend the July 7 maturity date on the approximately 57 million outstanding contingent value rights (CVRs) issued in connection with the Companys merger with Paramount Communcations Inc.

     Viacom said that, based on trading to date, the Companys payment to CVR holders is expected to be approximately $1.44 per CVR in cash, or a total of approximately $83 million. The Company noted that the maximum exposure had declined from $12 per CVR, or a total of approximately $687 million at the time the CVRs were issued.

     Under terms of the CVRs, payment will be made through the paying agent, Harris Trust Company of New York.

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Contact:        Carl Folta
                212-258-6352